                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): January 3, 2003

                           R.H. DONNELLEY CORPORATION
               (Exact Name of Registrant as Specified in Charter)

          Delaware                   1-07155                    13-2740040
--------------------------------------------------------------------------------
(State or Other Jurisdiction       (Commission                (IRS Employer
      of Incorporation)            File Number)              Identification No.)

      One Manhattanville Road, Purchase, New York                 10577
--------------------------------------------------------------------------------
       (Address of Principal Executive Offices)                 (Zip Code)

                              R.H. DONNELLEY INC.*
               (Exact Name of Registrant as Specified in Charter)

          Delaware                  333-59287                    36-2467635
--------------------------------------------------------------------------------
(State or Other Jurisdiction       (Commission                (IRS Employer
      of Incorporation)            File Number)              Identification No.)

      One Manhattanville Road, Purchase, New York                 10577
--------------------------------------------------------------------------------
       (Address of Principal Executive Offices)                 (Zip Code)

       Registrants' telephone number, including area code: (914) 933-6400

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

*R.H. Donnelley Inc. is a wholly owned subsidiary of R.H. Donnelley Corporation, which became subject to the filing requirements of Sections 15(d) on October 1, 1998. As of March 18, 2003, 100 shares of R.H. Donnelley Inc. common stock, no par value, were outstanding.

         This Form 8-K/A is being filed to amend the Form 8-K filed on January 17, 2003 by R.H. Donnelley Corporation (the "Company") to include the financial statements and pro forma financial information referred to in Item 7 below relating to the SPA Acquisition (as defined below). At the time of the filing of the Form 8-K, it was impractical for the Company to provide these financial statements and pro forma financial information. Pursuant to the instructions to
Item 7 of Form 8-K, the Company hereby amends Item 7 to the Form 8-K to include the previously omitted information.

         On January 3, 2003, the Company completed the acquisition (the "SPA Acquisition") from Sprint Corporation ("Sprint") of Sprint's directory publishing business ("SPA") by purchasing the stock of two subsidiaries of Sprint, DirectoriesAmerica, Inc. and Centel Directory Company. The acquisition was accomplished pursuant to, and in accordance with, the terms of the Stock Purchase Agreement, dated as of September 21, 2002 (as supplemented and amended, the "Stock Purchase Agreement"), by and among the Company, Sprint and Centel Directories LLC, a Delaware limited liability company ("Centel"). The parties supplemented and amended certain of their obligations in connection with the transactions contemplated by the Stock Purchase Agreement pursuant to the Supplemental Agreement to Stock Purchase Agreement, dated as of December 31, 2002 (the "Supplemental Agreement").

         The foregoing descriptions of all such agreements are qualified in their entirety by the full text of each such document and are incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

        (a)      Financial Statements of the Businesses Acquired.

INDEX TO FINANCIAL STATEMENTS
                                                                                                      Page Reference
SPRINT PUBLISHING & ADVERTISING
COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors                                                                              3
Combined Consolidated Statements of Income for each of the three years ended December 31, 2002              4
Combined Consolidated Balance Sheets as of December 31, 2002, 2001 and 2000                                 5
Combined Consolidated Statements of Cash Flows for each of the three years ended December 31, 2002          6
Combined Consolidated Statements of Shareholders' Equity for each of the three years ended
    December 31, 2002                                                                                       7
Notes to Combined Consolidated Financial Statements                                                         8

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sprint Corporation

We have audited the accompanying combined consolidated balance sheets as of December 31, 2002, 2001 and 2000, of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising), as described in Note 1, and the related combined consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Sprint Publishing & Advertising's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Sprint Publishing & Advertising at December 31, 2002, 2001 and 2000, and the combined consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                               Ernst & Young LLP

Kansas City, Missouri
January 31, 2003

COMBINED CONSOLIDATED STATEMENTS OF INCOME       Sprint Publishing & Advertising
(thousands)

--------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                             2002            2001             2000
--------------------------------------------------------------------------------------------------------------
NET OPERATING REVENUES                                          $    545,604    $     555,637     $    459,426
--------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
   Costs of services and products                                    202,481          210,762          187,199
   Selling, general and administrative                                50,663           65,761           54,940
   Depreciation                                                        8,604            8,051            8,016
   Amortization                                                            -              850              850
   Restructuring charge                                                  180            1,588                -
--------------------------------------------------------------------------------------------------------------

   Total operating expenses                                          261,928          287,012          251,005
--------------------------------------------------------------------------------------------------------------

OPERATING INCOME                                                     283,676          268,625          208,421

Interest expense                                                       1,875            4,890            1,141
Equity in earnings of CenDon Partnership                                   -                -            7,777
Minority interest in loss/(income)                                       282             (561)             978
Priority distributions                                                17,703           18,436            6,999
Gain on sale of Midwest Operations                                         -                -           45,528
Other income, net                                                      1,523            7,433            2,608
--------------------------------------------------------------------------------------------------------------

Income before income taxes                                           265,903          252,171          257,172
Income taxes                                                         103,763           98,446          102,194
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                      $    162,140    $     153,725     $    154,978
                                                                ==============================================

      See accompanying Notes to Combined Consolidated Financial Statements.

COMBINED CONSOLIDATED BALANCE SHEETS             Sprint Publishing & Advertising
(thousands)

---------------------------------------------------------------------------------------------------------------
December 31,                                                         2002            2001             2000
---------------------------------------------------------------------------------------------------------------
ASSETS
   Current assets
     Cash                                                       $      1,691    $           -     $          -
     Accounts receivable
       Billed                                                         55,300           57,957           65,592
       Unbilled                                                      263,779          261,480          267,681
       Allowance for doubtful accounts and
         deferred revenue credits                                    (35,073)         (26,322)         (36,130)
---------------------------------------------------------------------------------------------------------------
       Accounts receivable, net                                      284,006          293,115          297,143
     Deferred directory costs                                         97,190          101,721           98,540
     Advances to parent company                                        4,538           13,090           26,289
     Deferred income taxes                                            35,697           21,320           23,274
     Prepaid expenses and other                                        3,899            2,825            6,509
---------------------------------------------------------------------------------------------------------------
     Total current assets                                            427,021          432,071          451,755
   Property, plant and equipment
     Data processing                                                  30,669           30,341           30,359
     Other                                                            11,216           10,807           12,108
     Accumulated depreciation                                        (29,906)         (24,069)         (18,088)
---------------------------------------------------------------------------------------------------------------
     Net property, plant and equipment                                11,979           17,079           24,379
   Deferred income taxes                                               6,568            3,829            2,193
   Goodwill and other assets                                           1,299            1,320            2,178
---------------------------------------------------------------------------------------------------------------
   Total                                                        $    446,867    $     454,299     $    480,505
                                                                ===============================================

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities
     Accounts payable                                           $      8,555    $       4,919     $      7,270
     Accrued printing                                                  8,809           12,007           14,184
     Deferred revenue                                                292,775          288,564          287,547
     Payroll and employee benefits                                     5,341            3,364            4,625
     Affiliated payables                                               4,603            3,559            4,012
     Other                                                            11,587           15,632           14,494
---------------------------------------------------------------------------------------------------------------
     Total current liabilities                                       331,670          328,045          332,132
   Noncurrent liabilities
     Long-term obligation                                             16,110           14,872           13,746
     Post retirement, pension and other benefits obligations          19,040           18,950           17,452
     Other                                                                 -                -               10
---------------------------------------------------------------------------------------------------------------
     Total noncurrent liabilities                                     35,150           33,822           31,208
   Minority interest                                                  (5,555)          (5,030)           1,428
   Shareholders' equity
     Common stock
     DirectoriesAmerica, Inc. par value $1 per share, 10,000
       shares authorized, and 1,004 shares issued and
       outstanding                                                         1                1                1
     Centel Directory Company, no par value per share, 10
       shares authorized, issued and outstanding                           -                -                -
     Capital in excess of par value                                      176              176              176
     Combined retained earnings                                       85,425           97,285          115,560
---------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                       85,602           97,462          115,737
---------------------------------------------------------------------------------------------------------------
   Total                                                        $    446,867    $     454,299     $    480,505
                                                                ===============================================

      See accompanying Notes to Combined Consolidated Financial Statements.

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS   Sprint Publishing & Advertising
(thousands)

---------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                             2002            2001             2000
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                      $    162,140    $     153,725     $    154,978
Adjustments to reconcile net income to net cash provided
   by operating activities:
     Provision for bad debts                                          26,521           42,613           30,576
     Depreciation and amortization                                     8,604            8,901            8,866
     Deferred income taxes                                           (17,116)             318           (2,935)
     Minority interest in earnings in
       CenDon, L.L.C.                                                   (282)             561             (978)
     Priority distributions to minority interest                      17,703           18,436            6,999

     Gain on sale of Midwest Operations                                    -                -          (45,528)
     Changes in assets and liabilities:
        Accounts receivable                                          (17,412)         (38,585)         (93,032)
        Deferred directory costs                                       4,531           (3,181)          (6,577)
        Other current assets                                          (1,074)           3,684           (9,567)
        Accounts payable                                               3,636           (2,351)             819
        Deferred revenue                                               4,211            1,017           73,326
        Accrued expenses and other current liabilities                (5,266)          (2,300)           8,043
        Affiliated receivables and payables, net                       1,044             (453)           6,954
        Noncurrent assets and liabilities                                111            1,496            1,696
     Other, net                                                         (650)             717             (159)
---------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            186,701          184,598          133,481
---------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Capital expenditures                                                  (1,616)            (342)          (1,485)
Changes in advances to parent company                                  8,552           13,199            3,556
Return of investment in CenDon Partnership                                 -                -            6,070
Contributions to CenDon Partnership                                        -                -             (437)
Proceeds from the sale of Midwest Operations                               -                -           46,843
---------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                              6,936           12,857           54,547
---------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Distributions paid to minority interest, net                         (17,946)         (25,455)         (14,884)
Dividends paid                                                      (174,000)        (172,000)        (173,144)
---------------------------------------------------------------------------------------------------------------
Net cash used by financing activities                               (191,946)        (197,455)        (188,028)
---------------------------------------------------------------------------------------------------------------

INCREASE IN CASH AND EQUIVALENTS                                       1,691                -                -
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                -                -                -
---------------------------------------------------------------------------------------------------------------
CASH AND EQUIVALENTS AT END OF PERIOD                           $      1,691    $           -     $          -
                                                                ===============================================

CASH RECEIVED FOR INTEREST                                      $        967    $       2,262     $      3,248
                                                                ===============================================
CASH PAID FOR TAXES                                             $    117,813    $      95,665     $    108,287
                                                                ===============================================

      See accompanying Notes to Combined Consolidated Financial Statements.

COMBINED CONSOLIDATED STATEMENTS OF SHAREHOLDERS'            Sprint Publishing &
EQUITY                                                               Advertising
(thousands)

---------------------------------------------------------------------------------------------------------------
                                                               Centel            Combined
                                                             Directory           Retained
                                     DirectoriesAmerica,      Company            Earnings            Total
                                            Inc.
---------------------------------------------------------------------------------------------------------------
Beginning 2000 balance                $        166         $         11       $     133,726      $     133,903
Common stock dividends                           -                    -            (173,144)          (173,144)
Net income                                       -                    -             154,978            154,978
---------------------------------------------------------------------------------------------------------------

Ending 2000 balance                            166                   11             115,560            115,737
Common stock dividends                           -                    -            (172,000)          (172,000)
Net income                                       -                    -             153,725            153,725
---------------------------------------------------------------------------------------------------------------

Ending 2001 balance                            166                   11              97,285             97,462
Common stock dividends                           -                    -            (174,000)          (174,000)
Net income                                       -                    -             162,140            162,140
---------------------------------------------------------------------------------------------------------------

Ending 2002 balance                   $        166         $         11       $      85,425      $      85,602
                                      =========================================================================

      See accompanying Notes to Combined Consolidated Financial Statements.

NOTES TO COMBINED CONSOLIDATED                               Sprint Publishing &
FINANCIAL STATEMENTS                                                 Advertising

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION AND PRESENTATION

The combined consolidated financial statements include the accounts of DirectoriesAmerica, Inc. with its wholly owned subsidiary Sprint Publishing and Advertising, Inc. (SPA, Inc.) and Centel Directory Company (CDC), collectively referred to as Sprint Publishing & Advertising. All significant intercompany amounts have been eliminated. Investments in entities in which Sprint Publishing & Advertising exercises significant influence, but does not control, are accounted for using the equity method (see Note 3). DirectoriesAmerica, Inc. and CDC are wholly owned by Sprint Corporation (Sprint). On January 3, 2003, Sprint completed the sale of Sprint Publishing and Advertising (See Note 12).

The combined consolidated financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or shareholders' equity as previously reported.

SPRINT CORPORATION

Sprint is a global communications company and a leader in integrating long-distance, local service, and wireless communications. Sprint's business is divided into three main lines of business: the global markets division, the local division and the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local telecommunications division and other businesses consisting primarily of wholesale distribution and telecommunications products. Sprint Publishing & Advertising is reported as discontinued operations of the FON Group. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business.

OPERATIONS

Sprint Publishing & Advertising publishes and markets approximately 260 revenue producing white and yellow pages directories primarily in territories served by Sprint's local telecommunications division. Prior to June 2000 the business also included approximately 55 directories outside Sprint's local territories (see
Note 5).

MATERIAL AGREEMENTS

Sprint Publishing & Advertising entered into Sales Agency Agreements with R.H. Donnelley Inc. Under the agreements, R.H. Donnelley Inc. provides sales management services and sales forces for certain directories and receives a commission based on certain advertising revenues sold into those directories. The agreement with CDC has an expiration date of January 1, 2009 (this agreement has an automatic two-year extension through January 1, 2011) and the agreement with SPA, Inc. expires on December 31, 2004.

SPA, Inc. has entered into a Directory Manufacturing Agreement with R.R. Donnelley and Sons Company for the printing of substantially all of its directories. This agreement has an expiration date for print and binding services of December 31, 2007.

CDC and SPA, Inc. have entered into Production Agreements with R.H. Donnelley Inc. for the production of and pre-press graphic services for the CenDon, L.L.C. and Central Florida directories, respectively. These agreements have an expiration date of December 31, 2003.

In conjunction with the CenDon Partnership restructuring, CDC has agreed to priority distributions, which accrue to R.H. Donnelley Inc. through 2004 (see
Note 3). These priority distributions approximate the partnership distributions anticipated under the initial CenDon Partnership agreement.

Sprint Publishing & Advertising and CenDon, L.L.C. have entered into a Directory Agreement with Sprint's local telecommunications companies. This agreement provides Sprint Publishing & Advertising with access to the customer listings for the local territories and the right to use the listings in the directories. The local telephone companies receive a fee based on the number of listings in each directory. The initial term of this agreement expires on December 31, 2004 and automatically renews for successive one-year terms, unless either party provides notice of termination.

Pursuant to the Sales Agency Agreement, CDC is obligated to replace the Directory Agreements so that CDC's right to publish the directories is extended through the term of the Sales Agency Agreement. In the event CDC fails to replace each Directory Agreement by January 1, 2004, then, at any time prior to April 30, 2004, R.H. Donnelley Inc. may require CDC to purchase for cash R.H. Donnelley Inc.'s rights under the Sales Agency Agreement at fair market values determined in accordance with the Sales Agency Agreement.

The material agreements with R.H. Donnelley Inc. no longer apply effective January 3, 2003 as a result of the change in control (See Note 12).

INCOME TAXES

Sprint Publishing & Advertising's operations are included in the consolidated income tax return of Sprint Corporation. Income tax is recognized by the entities that comprise Sprint Publishing & Advertising on the basis of each entity filing separate returns.

Sprint Publishing & Advertising records deferred income taxes based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases.

REVENUE RECOGNITION AND DEFERRED DIRECTORY COSTS

Revenues from the sale of advertising placed in each directory are deferred and amortized over the life of the directory, generally one year. Expenditures directly related to sales, production, printing and distribution of directories are deferred and amortized over the same period as the related revenues.

ADVERTISING EXPENSE

Sprint Publishing & Advertising recognizes advertising expense as incurred. These expenses include production, media and other promotional and sponsorship costs. Total advertising expenses were approximately $4,514,000 in 2002, approximately $8,658,000 in 2001 and approximately $8,901,000 in 2000.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost. The cost of property, plant and equipment is depreciated on a straight-line basis over estimated economic useful lives. Repair and maintenance costs are expensed as incurred.

GOODWILL

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in business combinations accounted for as purchases. Prior to adoption of SFAS No. 142, goodwill was amortized over five years using the straight-line method. Goodwill net of accumulated amortization included in the combined consolidated balance sheet was $1,275,000 in 2001 and $2,125,000 in 2000.

Sprint Publishing & Advertising adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. This standard prescribes the accounting treatment for both identifiable intangibles and goodwill after initial recognition. Upon adoption of the standard, amortization of goodwill and indefinite life intangibles ceased and accumulated amortization as of December 31, 2001 reduced the carrying value of these assets. Periodic impairment testing of these assets is now required. Concurrent with adoption, Sprint Publishing & Advertising evaluated for impairment its goodwill and indefinite life intangibles in accordance with the standard's guidance and determined these assets were not impaired.

Stock-based Compensation

Sprint Publishing & Advertising accounts for their stock-based employee compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Based on the additional disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," the following table illustrates the effect on net income if the company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." (See Note 11 for additional information regarding SFAS No. 148).

                                             Year Ended December 31,
-------------------------------------------------------------------------------
(thousands)                                2002            2001          2000
-------------------------------------------------------------------------------

Net income, as reported                $  162,140      $ 153,725     $  154,978
Add: Stock-based
  employee compensation
  expense included in
  reported net income,
  net of related tax effects                   34              9            291
Deduct: Total stock-based
  employee compensation
  expense determined
  under fair value based
  methods for all awards,
  net of related tax effects               (1,628)        (3,483)        (5,640)

-------------------------------------------------------------------------------
Pro forma net income                    $ 160,546      $ 150,251      $ 149,629
-------------------------------------------------------------------------------


2. RELATED PARTY TRANSACTIONS AND ALLOCATIONS

Sprint directly assigns, where possible, certain general and administrative costs to Sprint Publishing & Advertising based on its actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the allocation of costs to each operating unit. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Costs for shared services allocated to Sprint Publishing & Advertising totaled approximately $16,161,000 in 2002, $12,775,000 in 2001 and $11,648,000 in 2000.
The allocation of shared services may change at the discretion of Sprint's
Board.

Financing activities are managed by Sprint on a centralized basis. Debt has not been incurred by Sprint on behalf of Sprint Publishing & Advertising and is therefore, not reflected in the financial statements of Sprint Publishing & Advertising.

Under Sprint's centralized cash management program, Sprint and Sprint Publishing & Advertising may advance funds to each other. These net advances are classified as a current asset and bear an interest rate that is substantially equal to the rate that Sprint, as a whole, obtains on a short-term basis.

The allocation of financing activities may change at the discretion of Sprint's Board and does not require shareholder approval.

Sprint files a consolidated federal income tax return and certain state income tax returns, which include Sprint Publishing & Advertising results. Tax payments due to or from divisions within the FON Group are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

Sprint Publishing & Advertising's related party transactions with Sprint and its affiliates were as follows (in thousands):

------------------------------------------------------------------------------------------------------------
Transaction Description                                        2002             2001                2000
------------------------------------------------------------------------------------------------------------
EXPENSES
   Shared services                                         $     16,161      $     12,775       $     11,648
   Local and interexchange telephone service                      1,174             1,245              1,419
   Facility leases                                                  117               103                191
   Telecommunications equipment, materials and supplies
     purchased                                                        9                 4                 28
------------------------------------------------------------------------------------------------------------

REVENUES
   Interest income from Sprint, net                        $        967      $      2,262       $      3,248
   Revenues from directories                                      2,237             2,193              1,809
------------------------------------------------------------------------------------------------------------

3. INVESTMENTS

INVESTMENTS IN AND ADVANCES TO AFFILIATES

Through June 30, 2000, the investment accounted for using the equity method was CDC's 50 percent investment in the CenDon Partnership, which was restructured to CenDon, L.L.C. effective July 1, 2000. The CenDon Partnership recognized 100% of revenues and expenses for a directory at its publication date. As part of the partnership restructuring, CDC assumed management control requiring the L.L.C. to be consolidated beginning July 1, 2000.

Unaudited, summarized financial information (100% basis) of the CenDon Partnership was as follows:

---------------------------------------------------------------------
                                                         Six months
                                                            ended
                                                        June 30, 2000
---------------------------------------------------------------------
                                                         (thousands)
Results of operations
   Net operating revenues                              $      71,452
                                                       =============
   Operating income                                    $      65,377
                                                       =============
   Net loss                                            $       6,158
                                                       =============

Financial position
   Current assets                                      $      46,088
--------------------------------------------------------------------
   Total                                               $      46,088
                                                       =============

  Current liabilities                                  $      16,749
   Noncurrent liabilities                                     13,305
  Owners' equity                                              16,033
--------------------------------------------------------------------
   Total                                               $      46,088
                                                       =============

4. RESTRUCTURING CHARGE

In the fourth quarter of 2001, Sprint announced plans to take steps to improve its competitive position and reduce operating costs in the business units that comprise its FON Group. These efforts included consolidation and streamlining of marketing and network operations, as well as streamlining of corporate support functions. This decision resulted in the allocation of a one-time charge to Sprint Publishing & Advertising of $1,588,000, predominately associated with the severance costs of work force reductions.

In 2002, Sprint performed an analysis to finalize the restructuring estimates recorded in the 2001 fourth quarter. This analysis resulted in an additional charge of $180,000. At December 31, 2002, substantially all amounts have been paid.

5. GAIN ON SALE OF MIDWEST OPERATIONS

Effective May 31, 2000, Sprint Publishing & Advertising sold the assets associated with the publication of approximately 55 telephone directories in Illinois and Wisconsin to a non-affiliated company. Proceeds from the sale totaled $46,843,000 and resulted in a pre-tax gain on sale of $45,528,000.

In connection with the asset sale, Sprint signed a three-year non-compete agreement, which expires May 31, 2003 and SPA, Inc. signed a five-year non-compete agreement, which expires May 31, 2005. These non-compete agreements prohibit Sprint and SPA, Inc. from engaging in directory publishing activities in areas in and around Chicago, Illinois, and Milwaukee, Wisconsin.

6. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN

Most Sprint Publishing & Advertising employees are covered by Sprint's noncontributory defined benefit pension plan. Pension benefits are based on years of service and the participants' compensation.

Sprint's policy is to make plan contributions equal to an actuarially determined amount consistent with federal tax regulations. The funding objective is to accumulate funds at a relatively stable rate over the participants' working lives so benefits are fully funded at retirement.

Net pension costs or credits are determined for Sprint Publishing & Advertising based on a direct calculation of service costs and interest on projected benefit obligations, and an appropriate allocation of unrecognized prior service costs, amortization of unrecognized transition assets, actuarial gains and losses, and expected return on plan assets. Amounts included for the plan in the Combined Consolidated Balance Sheets include accrued pension expense of approximately $11,639,000 at year-end 2002, approximately $10,127,000 at year-end 2001, and approximately $8,608,000 at year-end 2000. Sprint Publishing & Advertising recorded net pension expense of approximately $1,512,000 in 2002, approximately $1,519,000 in 2001, and approximately $1,515,000 in 2000.

DEFINED CONTRIBUTION PLANS

Sprint sponsors defined contribution employee savings plans covering most Sprint Publishing & Advertising employees. Participants may contribute portions of their pay to the plans. For union employees, Sprint matches contributions based on negotiated amounts. Sprint Publishing & Advertising does not have any union employees. Sprint also matches contributions of non-union employees in FON stock and PCS stock. The matching is equal to

50% of participants' contributions up to 6% of their pay. In addition, Sprint may, at the discretion of its Board of Directors, provide additional matching contributions based on the performance of FON stock and PCS stock compared to other telecommunications companies' stock. At year-end 2002, the plans held 42 million FON shares with a market value of $608 million and dividends reinvested into the plan of $20 million. At year-end 2002, the plans held 52 million PCS shares with a market value of $227 million. Amounts directly allocated to Sprint Publishing & Advertising for matching contributions and expenses were approximately $905,000 in 2002, approximately $986,000 in 2001 and approximately $1,169,000 in 2000.

POSTRETIREMENT BENEFITS

Sprint provides postretirement benefits (mainly medical and life insurance) to most Sprint Publishing & Advertising employees. Employees retiring before certain dates are eligible for benefits at no cost, or at a reduced cost. Employees retiring after certain dates are eligible for benefits on a shared-cost basis. Sprint funds the accrued costs as benefits are paid.

In the 2001 third quarter, Sprint adopted amendments to two postretirement benefit plans. As a result of the amendments, the life insurance benefit is eliminated for employees retiring after 2003 and the postretirement medical insurance plan is replaced with a Sprint-funded account to be managed by the employee. The plan amendment to the Sprint retiree medical insurance plan reduced the accumulated postretirement benefit obligation and reduced employee benefits attributed to employee service already rendered. Sprint Publishing & Advertising recognized a curtailment loss from this amendment of $189,000.

The amount of accrued postretirement benefit costs included in the combined consolidated balance sheets were $6,629,000 at year-end 2002, $7,357,000 at year-end 2001 and $7,492,000 at year-end 2000.

Net postretirement benefits costs are determined for Sprint Publishing & Advertising based on direct calculation of service costs and interest on accumulated postretirement benefit obligations and an appropriate allocation of unrecognized prior service costs and actuarial gains. Sprint Publishing & Advertising recorded a net periodic benefit credit of $491,000 in 2002 and $98,000 in 2001 and net periodic benefit costs of $51,000 in 2000.

7. INCOME TAXES

Income tax expense consists of the following:

---------------------------------------------------------------------------------------------------------------
                                                                   2002              2001               2000
---------------------------------------------------------------------------------------------------------------
                                                                                 (thousands)
Current income tax expense
     Federal                                                  $    103,404      $     82,299       $    86,752
     State                                                          17,475            15,829            18,377
---------------------------------------------------------------------------------------------------------------
Total current                                                      120,879            98,128           105,129
---------------------------------------------------------------------------------------------------------------

Deferred income tax expense (benefit)
     Federal                                                       (15,889)             740             (2,801)
     State                                                          (1,227)            (422)              (134)
---------------------------------------------------------------------------------------------------------------
Total deferred                                                     (17,116)             318             (2,935)
---------------------------------------------------------------------------------------------------------------

Total                                                         $    103,763      $    98,446        $   102,194
                                                              =================================================

The differences that caused Sprint Publishing & Advertising's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

----------------------------------------------------------------------------------------------------------------
                                                                   2002              2001               2000
----------------------------------------------------------------------------------------------------------------
                                                                                 (thousands)
Income tax expense at the federal statutory rate              $     93,066      $     88,260       $    90,010
Effect of:
   State income taxes, net of federal income tax effect             10,561            10,015            11,858
   Other, net                                                          136               171               326
----------------------------------------------------------------------------------------------------------------

Income tax expense                                            $    103,763            98,446           102,194
                                                              ==================================================

Effective income tax rate                                             39.0%            39.0%               39.7%
                                                              ==================================================

Sprint Publishing & Advertising recognizes deferred income taxes for the temporary differences between the carrying amounts of its assets and liabilities for financial statement purposes and their tax bases. The sources of the differences that give rise to the deferred income tax assets and liabilities at year-end 2002, 2001 and 2000, along with the income tax effect of each, were as follows:

---------------------------------------------------------------------------------------------------------------
                          2002 Deferred Income Tax         2001 Deferred Income           2000 Deferred Income
                                                                 Tax                              Tax
                          -------------------------      ------------------------       -----------------------
                            Assets      Liabilities       Assets      Liabilities       Assets      Liabilities
---------------------------------------------------------------------------------------------------------------
                                                             (thousands)
Property, plant
  and equipment           $       -     $     2,638    $         -   $      4,318    $        -    $     5,894
Intangibles                   1,859               -          2,092              -         1,973              -
Deferred revenue             23,424               -         12,609              -         8,876              -
Postretirement and
   other benefits             7,307               -          7,021              -         6,555              -
Accrued expenses                              1,535          3,921              -         7,465              -
Reserves and
   allowances                13,808               -          4,790              -         6,932              -
Other, net                       40               -              -            966             -            440
---------------------------------------------------------------------------------------------------------------

Total                     $  46,438    $      4,173   $     30,433   $      5,284   $    31,801    $     6,334
                          =====================================================================================

Management believes it is more likely than not that these deferred income tax assets will be realized based on current income tax laws and expectations of future taxable income stemming from the reversal of existing deferred tax liabilities or ordinary operations. Uncertainties surrounding income tax law changes, shifts in operations between state taxing jurisdictions and future operating income levels may, however, affect the ultimate realization of all or some of these deferred income tax assets.

8. LONG-TERM OBLIGATION

In 1990, the CenDon Partnership entered into Directory Agreements with various Sprint local telephone companies, which includes termination fees. Initial installments were paid by the partnership in 1990. The remaining installment payments are due quarterly in 2005 and total approximately $19,730,000. At year-end 2002, the long-term obligation recorded in Sprint Publishing & Advertising's Combined Consolidated Balance Sheet is approximately $16,110,000, which represents the present value of the termination fees per the various Directory Agreements.

Interest is accrued on this present value liability at 10% per annum. Interest expense on these obligations totaled $1,238,000 in 2002, $1,126,000 in 2001 and $1,002,000 in 2000. Prior to the partnership restructuring at July 1, 2000, the interest expense was included in Equity in earnings of CenDon Partnership.

The estimated fair value of the long-term obligation was $18,078,000 at December 31, 2002 and $16,632,000 at December 31, 2001. This estimated fair value of the long-term obligation was based on quoted market prices for publicly traded issues.

See Note 12 for treatment subsequent to the change in control.

9. COMMITMENTS AND CONTINGENCIES

LITIGATION, CLAIMS AND ASSESSMENTS

From time to time various lawsuits arise in the ordinary course of business against Sprint Publishing & Advertising.

Management cannot predict the final outcome of these actions but believes they will not be material to Sprint Publishing & Advertising's combined consolidated financial statements.

OPERATING LEASES

Sprint Publishing & Advertising's minimum rental commitments at year-end 2002 for all noncancelable operating leases, consisting mainly of leases for data processing equipment, are as follows:

--------------------------------------------
                                 (thousands)
2003                             $     2,528
2004                                   1,468
2005                                     768
2006                                     430
2007                                     430
Thereafter                             1,791
--------------------------------------------

Sprint Publishing & Advertising's gross rental expense totaled $1,837,000 in 2002, $2,574,000 in 2001 and $3,503,000 in 2000. Rental commitments for subleases, contingent rentals and executory costs were not significant.

10. ADDITIONAL FINANCIAL INFORMATION

Printing costs paid to one vendor represent approximately 17% of Sprint Publishing & Advertising's net operating expenses in 2002, 18% in 2001 and 20% in 2000.

Sales agency and directory production services paid to one vendor represent approximately 21% of Sprint Publishing & Advertising's net operating expenses in 2002, 20% in 2001 and 9% in 2000. Prior to the CenDon Partnership restructuring no payments were made to this vendor.

11. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued Statement No. 145, "Recission of FASB Statements No. 4, 44, and 64, Amendment to FASB Statement No. 13, and Technical Corrections". The provisions related to Statement No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions related to Statement No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of this statement are effective for financial statements issued on or after May 15, 2002. The recission of Statement No. 4, "Reporting Gains and Losses from Extinguishment of

Debt", and Statement No. 64, "Extinguishment of Debt to Satisfy Sinking-Fund Requirements", requires that gains and losses from the extinguishment of debt be reported in other income or expense. The gains and losses would be reported as extraordinary items only if they are unusual in nature and occur infrequently. The amendment to Statement No. 13, "Accounting for Leases", requires that modifications to capital leases that give rise to operating lease classification be treated as a sale-leaseback. Sprint Publishing & Advertising will adopt this statement as the provisions become effective. Sprint Publishing & Advertising has determined that there will be no material impact of adopting this standard.

In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The objective of this statement is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets by requiring the fair value of a liability for the asset retirement obligation to be recognized in the period in which it is incurred. When the liability is initially recognized, the asset retirement costs should also be capitalized by increasing the carrying amount of the related long-lived asset. The liability is then accreted to its present value each period and the capitalized costs are depreciated over the useful life of the associated asset. Sprint Publishing & Advertising has assessed its legal obligations and, accordingly, has determined that there will be no material impact of adopting this standard. This statement is effective for fiscal years beginning after June 15, 2002. Sprint Publishing & Advertising intends to adopt this standard on January 1, 2003.

In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which is effective for financial statements where exit or disposal activities are initiated after December 31, 2002. This statement nullifies EITF Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity", which allowed recognition of a liability for exit and disposal activities upon management's intent to exit or dispose of an activity. This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Sprint Publishing & Advertising will adopt this statement for exit or disposal activities initiated after December 31, 2002.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure". This statement amends Statement No. 123, "Accounting for Stock-Based Compensation". The provisions of this statement are effective for interim and annual financial statements for fiscal years ending after December 15, 2002. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Also, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Sprint Publishing & Advertising has not adopted the fair value recognition method, but will adopt the disclosure requirements of this statement.

12. SUBSEQUENT EVENTS

On January 3, 2003, Sprint completed the sale of its directory publishing business to R.H. Donnelley Inc. for $2.23 billion in cash. As part of this stock sale agreement, the long-term obligation will be settled with a $14 million payment from R.H. Donnelley Inc. and a payment from SPA for the remainder of the future value of the obligation as part of settling intercompany accounts.

Concurrent with the sale transaction, the entities comprising SPA underwent a name change. Sprint Publishing & Advertising, Inc., changed its name to R.H. Donnelley Publishing & Advertising, Inc. and Centel Directory Company changed its name to R.H. Donnelley Directory Company.

                  (b)      Pro Forma Financial Information

The following unaudited pro forma combined financial statements, or pro forma statements, give effect to the acquisition by R.H. Donnelley Corporation ("Donnelley") of the directory publishing business ("SPA") of Sprint Corporation ("Sprint") and related financings on the historical financial position and results of operations of Donnelley and SPA. The historical financial information set forth below has been derived from, and should be read in connection with, the financial statements of Donnelley and SPA.

Donnelley's financial statements are included in Donnelley's Annual Report on Form 10-K for the year ended December 31, 2002. SPA's financial statements for the year ended December 31, 2002 are included elsewhere in this Current Report on Form 8-K.

The pro forma statements give effect to the SPA acquisition and the related financings as if the transactions had been consummated for the combined income statement on January 1, 2002 and for the combined balance sheet on December 31, 2002 under the purchase method of accounting.

The pro forma statements are provided for informational purposes only and do not purport to represent what the combined financial position or results of operations actually would have been had the SPA acquisition and related financings and other pro forma adjustments occurred on the dates indicated. Additionally, the pro forma statements are not necessarily indicative of the future financial condition or results of operations of Donnelley.

THE ACQUISITION

         On January 3, 2003, Donnelley completed the acquisition of SPA by purchasing the stock of two subsidiaries of Sprint, DirectoriesAmerica, Inc. and Centel Directory Company for $2.2 billion in cash, after a preliminary working capital adjustment. The ultimate purchase price is subject to a final working capital adjustment. The acquisition was accounted for as a purchase business combination. Under the purchase method of accounting, the costs to acquire SPA, including certain transaction costs, were allocated to the underlying net assets in proportion to their respective estimated fair values. Any excess of the purchase price over the estimated fair value of the net assets acquired, including identifiable intangible assets, was allocated to goodwill. A preliminary allocation of the purchase price to the net assets acquired, including identifiable intangible assets, has been made based on the best information currently available. Donnelley's analysis of the fair value of net assets acquired is not yet complete. Finalization of this purchase price allocation could materially affect the fair value assigned to the net assets acquired, including identifiable intangible assets and/or estimates of their useful lives.

         Management expects that the SPA acquisition will result in increased efficiencies and cost savings opportunities for the combined company. These opportunities include, but are not limited to, information technology cost savings from the elimination and consolidation of publishing, sales and other systems, rationalization and increased utilization of pre-press publishing facilities, and the rationalization of administrative and other support functions. Management also expects that the combined company will incur certain general and administrative costs above the amounts historically allocated to SPA by its parent company. In addition, certain adjustments will be made to the assets acquired to be consistent with the application of Donnelley's policies. Sprint has also agreed to purchase a minimum of $3.0 million in advertising per year through 2006 and to reimburse Donnelley for any incremental costs resulting from any new regulatory requirements. However, the net financial impact of these matters has not been reflected in the accompanying pro forma statements.

REVENUE AND EXPENSE RECOGNITION

         As the result of the acquisition of SPA, Donnelley is the publisher of 260 revenue-generating yellow pages directories. Donnelley will recognize revenue and certain direct costs related to the publication of these yellow pages directories under the deferral and amortization method. Under this method, revenue from advertising sales and costs directly related to the sales, printing and distribution are initially deferred and recognized ratably over the life of a directory, which is typically twelve months. Subsequent to the acquisition, Donnelley will continue to recognize revenue for pre-press publishing services as these services are performed.

         The DonTech Partnership ("DonTech"), our 50/50 perpetual partnership with an affiliate of SBC Communications Inc. ("SBC"), has historically been, and will continue to be, accounted for under the equity method. The results of DonTech are not consolidated in Donnelley's financial statements; rather Donnelley recognizes revenue participation income from SBC and its share of DonTech's net profits as partnership income in the consolidated statement of operations. Donnelley records its interest in the net assets of DonTech as partnership and joint venture investments in the consolidated balance sheet.

EFFECTS OF PURCHASE ACCOUNTING

         SPA's deferred revenue balance at January 3, 2003 was $292.8 million representing revenue that in the absence of purchase accounting would have been recognized in 2003 under Donnelley's deferral and amortization revenue recognition method. Under purchase accounting, Donnelley reduced this $292.8 million liability for pre-acquisition deferred revenue to zero. Accordingly, Donnelley will never record revenue associated with directories that published prior to the acquisition. The impact of this purchase accounting adjustment has not been reflected on the pro forma income statement. Although the deferred revenue balance was eliminated, Donnelley retained all the rights associated with the collection of amounts due under and obligations under the advertising contracts executed prior to the SPA acquisition. As a result, SPA's billed and unbilled accounts receivable balances remain assets of Donnelley.

         Additionally, we did not assume deferred directory costs on the SPA balance sheet at January 3, 2003 related to those directories that were published prior to the acquisition. These costs, which totaled $89.5 million, represent costs that in the absence of purchase accounting would have been recognized in 2003 under Donnelley's deferral and amortization method. Accordingly, Donnelley will never record expense associated with directories published prior to the acquisition. The impact of this purchase accounting adjustment has not been reflected on the pro forma income statement. Donnelley's post-acquisition policy of deferring direct costs attributable to a directory is different than the policy followed by SPA prior to the acquisition. Accordingly, of the $89.5 million of costs deferred by SPA at January 3, 2003, approximately $40.0 million represent the types of costs that would have been deferred and amortized under Donnelley's policy of deferring costs, but will never be recognized by Donnelley. The remaining $49.5 million of these deferred costs represent the types of costs that would have been treated as period costs under Donnelley's policy and would have been recognized by Donnelley as expense in the periods incurred. These purchase accounting adjustments are non-recurring and have no future cash impact.

         Deferred directory costs on SPA's balance sheet at January 3, 2003 related to those directories that will publish subsequent to the acquisition were $7.8 million. These costs were assumed by Donnelley. Under purchase accounting rules, these deferred costs are recorded at their fair value, which is determined as the estimated value of the published directory less the expected costs to complete plus a normal profit margin. The fair value of these costs was determined to be $8.3 million higher than their carrying value. Accordingly, Donnelley increased these costs by $8.3 million to reflect their fair value.

         Prior to the acquisition, Donnelley provided sales agency and pre-press publishing services for SPA directories in certain markets for which Donnelley received commission and pre-press publishing revenue from SPA. Donnelley also received a priority distribution from CenDon, L.L.C., a joint venture between Donnelley and SPA ("CenDon"). Similarly, SPA incurred expenses for the services provided by Donnelley. As a result of the acquisition, Donnelley is now the publisher of these directories. Accordingly, had the SPA acquisition occurred on January 1, 2002, all subsequent transactions between Donnelley and SPA would have been intercompany transactions. Accordingly, the transactions between Donnelley and SPA have been eliminated in the pro forma statements.

DONNELLEY PRO FORMA COMBINED BALANCE SHEET (Unaudited)
AS OF DECEMBER 31, 2002

                                            DONNELLEY            SPA         PRE-ACQUISITION       ACQUISITION
                                            HISTORICAL        HISTORICAL       ADJUSTMENTS         ADJUSTMENTS       PRO FORMA
                                           -----------        ----------       -----------         -----------       ---------
(in thousands, except per share data)
ASSETS:

Cash and cash equivalents.....             $     7,787        $   1,691      $     (1,691)(1)    $    (2,556)(11)   $     5,231

Restricted cash...............               1,928,700               --                --         (1,928,700)(11)            --
Accounts receivable, net......                  28,788          284,006           (27,206)(2)             --            285,588
Deferred directory costs......                      --           97,190                --            (89,503)(4)
                                                                                                       8,300 (4)         16,177
Advances to parent company....                      --            4,538            (4,538)(1)             --                 --
Deferred income taxes.........                      --           35,697                --            (35,697)(4)             --
Prepaid expenses and other....                   3,399            3,899                --                 --              7,108
                                           -----------        ---------      ------------        -----------        -----------
     Total current assets.....               1,968,674          427,021           (33,435)        (2,048,156)           314,104
Fixed assets and computer
  software, net..............                   12,008           11,979                --                 --             23,987
Partnership and joint venture
  investments.................                 202,236               --           (16,266)(2)             --            185,970
Prepaid pension...............                  22,748               --                --                 --             22,748
Deferred income taxes.........                      --            6,568                               (6,568)(4)             --
Other non-current assets......                  17,709               --                --             72,942 (5)
                                                                                                      (2,394)(7)
                                                                                                     (12,934)(10)        75,323
Intangible assets.............                      --               --                --          1,915,000 (4)      1,915,000
Goodwill and other assets.....                      --            1,299                               74,460 (4)
                                                                                                      (1,275)(4)         74,484
                                           -----------        ---------      ------------        -----------        -----------
   Total assets...............             $ 2,223,375        $ 446,867      $    (49,701)       $    (8,925)       $ 2,611,616
                                           ===========        =========      ============        ===========        ===========

LIABILITIES AND REDEEMABLE
CONVERTIBLE PREFERRED STOCK

Accounts payable and
    accrued liabilities.......                 $20,261        $  34,292      $     (7,936)(2)    $    (1,161)(7)        $45,456
Affiliated payables...........                      --            4,603            (4,603)(1)             --                 --
Deferred revenue..............                      --          292,775                --           (292,775)(4)             --
Current portion of
    long-term debt............                  13,780               --                --             (4,780)(7)          9,000
                                           -----------        ---------      ------------            ------------      -----------
  Total current liabilities...                  34,041          331,670           (12,539)          (298,716)            54,456
Long-term debt................               2,075,470               --                --           (238,225)(7)
                                                                                                    488,755  (5)      2,326,000
Deferred income taxes - net                     60,783               --                --                 --             60,783
Pension and postretirement
  benefits......................                 7,264           19,040           (19,040)(1)             --              7,264
Other non-current liabilities.                  12,958           16,110            (2,110)(1)        (14,000)(8)          5,909
                                                                                   (7,049)(2)
Minority interest.............                      --           (5,555)               --              5,555 (4)             --
                                           -----------        ---------      ------------        -----------        -----------

   Total liabilities..........               2,190,516          361,265           (40,738)           (56,631)         2,454,412

Redeemable convertible preferred
   stock......................                  63,459               --                --             80,095 (6)        143,554

                                         DONNELLEY          SPA         PRE-ACQUISITION     ACQUISITION
                                         HISTORICAL      HISTORICAL       ADJUSTMENTS        ADJUSTMENTS      PRO FORMA
                                         ----------      ----------       -----------        -----------      ---------
SHAREHOLDERS' EQUITY

Preferred stock...............                 --              --               --                --                 --
Common stock..................             51,622               1               --                (1)(9)         51,622
Additional paid-in capital....             63,913             176               --            38,216 (6)
                                                                                                (176)(9)        102,129
Warrants outstanding..........              5,330              --               --             8,428 (6)         13,758
Unamortized restricted stock..               (327)             --               --                --               (327)
Retained earnings.............             13,605          85,425           (8,963)(3)       (76,462)(9)
                                                                                              (2,394)(7)         11,211
Treasury stock................           (164,743)             --               --                --           (164,743)
                                      -----------      ----------      -----------       -----------        -----------
Total shareholders' equity....            (30,600)         85,602           (8,963)          (32,389)            13,650
                                      -----------      ----------      -----------       -----------        -----------
   Total liabilities, redeemable
    convertible preferred stock
    and shareholders' equity..        $ 2,223,375      $  446,867      $   (49,701)      $    (8,925)       $ 2,611,616
                                      ===========      ==========      ===========       ===========        ===========

----------

(1) Pursuant to the terms of the stock purchase agreement by and among Donnelley, Sprint and Centel Directories LLC, prior to the closing, SPA settled its intercompany receivables and payables with Sprint and dividended excess cash to Sprint. The stock purchase agreement further provided that Donnelley would not assume SPA's existing post-retirement and other benefit obligations. The effect of these adjustments increased net assets acquired by $19,524.

(2) These adjustments eliminate the payables and receivables between SPA and Donnelley, which as a result of the acquisition, became intercompany balances. The effect of these adjustments was to reduce net assets acquired by $28,487.

(3) Represents the net adjustment to shareholders' equity for adjustments (1) and (2) above.

(4) The SPA acquisition was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Accordingly, the purchase price was allocated to the tangible and identified intangible assets acquired and the liabilities assumed on the acquisition date, as adjusted to eliminate intercompany items. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed has been performed using a third party valuation, as follows:

CALCULATION OF ALLOCABLE PURCHASE PRICE:
  Cash...................................................................      $   2,213,475
  Allocable transaction costs............................................             15,101
                                                                               -------------
  Total allocable purchase price.........................................      $   2,228,576
                                                                               =============

Estimated allocation of allocable purchase price:
  SPA net assets acquired................................................      $      85,602
  Directory Services Agreements (a)......................................          1,625,000
  Customer relationships (b).............................................            260,000
  Acquired trade names (c) ..............................................             30,000
  Estimated profit on acquired sales contracts (d).......................              8,300

  Fair value adjustments
     Reverse pre-acquisition deferred revenue (e)........................            292,775
     Reverse deferred directory costs associated with
         directories published pre-acquisition (e).......................            (89,503)
     Eliminate SPA deferred tax and goodwill (e).........................            (43,540)
     Other...............................................................            (14,518)
                                                                               -------------

  Fair value of assets acquired..........................................          2,154,116
  Goodwill (f)...........................................................             74,460
                                                                               -------------

  Total allocable purchase price.........................................      $   2,228,576
                                                                               =============

----------

       (a) Commercial agreements between Sprint and Donnelley include a directory services license agreement, a trademark license agreement and a non-competition agreement (collectively "Directory Services Agreements"). The directory services license agreement gives Donnelley the exclusive right to produce, publish and distribute directories for Sprint in the markets where Sprint currently provides local telephone service. Should Sprint sell any of the service areas covered by the agreement, the purchaser would be bound by all rights and obligations under this agreement. The trademark license agreement gives Donnelley the exclusive right to use certain specified Sprint trademarks, including the Sprint diamond logo, in those markets and the non-competition agreement prohibits Sprint from producing, publishing and distributing print directories or selling local advertising in those markets, with certain limited exceptions. These agreements are all interrelated and each has an initial term of 50 years, subject to earlier termination under specified circumstances. The fair value assigned to these agreements of $1,625,000 was based on the present value of estimated future cash flows.

       (b) Donnelley also acquired the established local and national customer relationships of SPA. The value of these relationships was determined based on the present value of estimated future cash flows and an analysis of historical attrition rates. A value of $200,000 was assigned to the relationships with local customers and a value of $60,000 was assigned to the relationships with national customers.

       (c) Donnelley also acquired certain trade names historically used in the SPA directory business. A value of $30,000 was assigned to the acquired trade names based on the "relief from royalty" method, which values the trade names based on the estimated amount that a company would have to pay in an arms length transaction to use these trade names.

       (d) Represents adjustment to increase those costs incurred for directories that will publish after the acquisition date to their fair value.

       (e) These adjustments reverse SPA's pre-acquisition deferred revenue liability, deferred directory costs for directories published prior to the closing date, deferred tax assets and goodwill, which are eliminated under purchase accounting rules.

       (f) Represents the excess of the purchase price over the estimated fair value of net assets acquired.

(5) Represents borrowings under a new $1,525,000 senior secured credit facility and the issuance of $325,000 of senior notes and $600,000 of senior subordinated notes. The senior secured credit facility consists of a $500,000 tranche A term loan, a $900,000 tranche B term loan and a $125,000 revolving credit facility. Outstanding borrowings as of the closing of the SPA acquisition were $2,335,000. This included $21,245 of Donnelley's existing senior subordinated notes, which were not repurchased in the tender offer. Donnelley received net proceeds of $2,240,813. Total financing costs associated with these borrowings were approximately $72,942.

       On January 3, 2003, Donnelley borrowed $488,755 under the tranche A term loan and received the proceeds of $1,825,000 from the $900,000 tranche B term loan, $325,000 of senior notes and $600,000 of senior subordinated notes that were held in escrow at December 31, 2002 and recorded on Donnelley's historical balance sheet. The pro forma balance sheet adjustment represents the additional borrowing under the tranche A term loan that actually occurred on January 3, 2003.

       Under certain circumstances, the interest rate payable under certain borrowings may increase up to an additional 1% per annum until certain conditions are satisfied.

(6) On November 25, 2002, investment partnerships affiliated with The Goldman Sachs Group, Inc. (collectively, the "GS Funds") invested an initial $70,000 of their $200,000 commitment through the purchase of Donnelley redeemable convertible cumulative preferred stock ("Preferred Stock") and warrants to purchase 577,500 shares of Donnelley common stock. The $70,000 investment was made earlier than anticipated in order to facilitate the cure of a technical default under the indenture governing Donnelley's existing 9 1/8 % senior subordinated notes. The technical default resulted from the inadvertent failure by Donnelley to cause certain subsidiaries to be added as guarantors to such indenture in 2000. The net proceeds of $69,300 were used to offset certain restricted payments that were made by Donnelley in 2000 and 2001. The Preferred Stock is convertible at a price of $24.05 and earns a cumulative dividend of 8%, compounded quarterly, which we may pay in cash or allow to accrue, at our option. The warrants to purchase 577,500 shares of common stock have an exercise price of $26.28 per share, which was equal to the prior 30-day average of the common stock price. On January 3, 2003, the GS Funds invested the remaining $130,000 through the purchase of Preferred Stock and warrants to purchase 1,072,500 shares of Donnelley common stock. These warrants have an exercise price per share of $28.62, which was equal to the 30-day average of the common stock price prior to closing. These warrants to purchase an aggregate of 1,650,000 shares of common stock are exercisable at any time after the date of issuance and expire on January 3, 2008.

       The net proceeds from the issuance of Preferred Stock were allocated to the Preferred Stock and warrants based on their relative fair value, which was determined by a third party valuation. The fair value of the Preferred Stock was based on a dividend discount model (using market-based rates on comparable financial instruments). The fair value of the warrants ($12.18) was determined using the Black-Scholes model, with the following assumptions:

Dividend yield.................................................            0%
Expected volatility............................................           35%
Risk-free interest rate........................................          3.1%
Expected holding period........................................       5 years

       Because the fair market value of the underlying common stock on the date of issuance ($29.92 at November 25, 2002 and $28.96 at January 3, 2003) was greater than the conversion price, the Preferred Stock included a beneficial conversion feature ("BCF"). The BCF is a function of the conversion price of the Preferred Stock, the fair value of the warrants and the fair market value of the underlying common stock on the date of issuance. The BCF is recorded as a reduction to the carrying value of the Preferred Stock and as additional paid in capital. The allocation of net proceeds from the issuance of Preferred Stock has been reflected in the pro forma statements as follows:

Preferred Stock................................................      $   118,852
Additional paid in capital.....................................           62,374
Warrants outstanding...........................................           13,758
                                                                     -----------
Net proceeds...................................................      $   194,984
                                                                     ===========

       The $143,554 balance of Preferred Stock on the pro forma balance sheet includes the initial allocation of $118,852 shown above plus (i) a stated dividend of $544 (from November 25, 2002 through December 31, 2002) and
       (ii) $24,158 of the total BCF shown above reflected in the historical balance sheet of Donnelley with respect to the Preferred Stock issued in November 2002. The Preferred Stock had a liquidation value (including accrued dividends) of $200,604 immediately after the closing of the SPA acquisition.

(7) At the closing of the SPA acquisition, Donnelley repaid $114,250 outstanding under its existing credit facility, repurchased $128,755 aggregate principal amount of its existing notes pursuant to a tender offer and exit consent solicitation and paid accrued interest of $1,161. In connection with this repayment of existing debt, unamortized deferred financing costs of $2,394 related to the repaid debt were written off. This write-off is non-recurring and has been reflected as an adjustment to retained earnings on the pro forma balance sheet as of December 31, 2002.

(8) Under the terms of the stock purchase agreement, Donnelley paid $14,000 at the closing to Sprint in settlement of all amounts owed to Sprint by Donnelley and by SPA related to the CenDon relationship.

(9) Adjustment to eliminate (i) SPA's historical common stock, additional paid in capital and retained earnings and (ii) the effect on shareholders' equity from the pre-acquisition adjustments.

(10) Donnelley historical amounts include $12,934 of capitalized transaction costs paid prior to December 31, 2002. This adjustment reclasses (i) $11,112 to deferred financing costs, which is included in the total deferred financing costs of $72,942 and (ii) $1,822 to goodwill, which is included in total goodwill of $74,460.

(11)   Cash paid at acquisition closing of $1,931,256 represents:

       -   Proceeds of $488,755 from borrowings under the tranche A term loan;

       - Net proceeds of $126,739 from the issuance of $130,000 of Preferred Stock; and

       - Payment of $2,546,750 to purchase the common stock of SPA, repay existing debt and pay transaction costs.

DONNELLEY PRO FORMA COMBINED INCOME STATEMENT
(UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2002

                                                                            CONFORMING
                                                                                AND
                                                DONNELLEY        SPA        ELIMINATION       ACQUISITION
                                               HISTORICAL    HISTORICAL     ADJUSTMENTS       ADJUSTMENTS     PRO FORMA
                                               ----------    ----------     -----------       ------------    ---------
(In thousands, except per share data)
Net revenues                                   $   73,806    $  545,604    $ (49,747)(2)    $       --      $  569,663
Expenses
  Operating expenses                               46,421       202,481       26,521 (1)         8,300 (3)
                                                                             (44,728)(2)                       238,995
  General & administrative expenses                16,432        50,663      (26,521)(1)            --          40,574
  Depreciation and amortization                     6,249         8,604           --            49,833 (4)      64,686
  Restructuring and special (benefit) charge       (6,405)          180           --                --          (6,225)
  Investment impairment charge                      2,000            --           --                --           2,000
                                               ----------    ----------    ---------        ----------      ----------
     Total expenses                                64,697       261,928      (44,728)           58,133         340,030
Partnership and joint venture income              136,873            --      (17,703)(1)
                                                                              (2,024)(2)            --         117,146
                                               ----------    ----------    ---------        ----------      ----------
     Operating income                             145,982       283,676      (24,746)          (58,133)        346,779
Interest expense                                  (35,499)       (1,875)          --          (144,776)(5)    (182,150)
Interest income                                     1,951            --           --                --           1,951
Priority distribution                                  --       (17,703)      17,703 (1)            --              --
Other income, net                                    (451)        1,523           --                --           1,072
Minority interest                                      --           282         (282)(2)            --              --
                                               ----------    ----------    ---------        ----------      ----------
     Income before taxes                          111,983       265,903       (7,325)         (202,909)        167,652
Provision for income taxes                         44,806       103,763       (2,930)(6)       (81,163)(6)      64,476
                                               ----------    ----------    ---------        ----------      ----------
Net income                                         67,177       162,140       (4,395)         (121,746)        103,176
8% cumulative dividend on Preferred Stock            (544)           --           --               544 (7)
Deemed dividend on Preferred Stock                (24,158)           --           --           (54,702)(7)     (78,860)
                                               ----------    ----------    ---------        ----------      ----------

Net income available to
common shareholders                            $   42,475    $  162,140    $  (4,395)       $ (175,904)     $   24,316
                                               ==========    ==========    =========        ==========      ==========
Earnings per share  (EPS)
     Basic                                     $     1.42                                                   $     0.63(8)
     Diluted                                         1.40                                                         0.63(8)
Shares used in computing EPS
     Basic                                         29,643                                                       29,643(8)
     Diluted                                       30,298                                                       29,643(8)

(1) SPA reported bad debt expense as part of general and administrative expenses, whereas Donnelley reports bad debt expense as operating expense. Accordingly, to conform to Donnelley's historical financial statements, SPA's bad debt expense of $26,521 for the year ended December 31, 2002 has been reclassified.

       In addition, SPA reported CenDon priority distribution expense as a separate line item below operating income, whereas Donnelley reported CenDon priority distribution income as part of partnership and joint venture income above operating income. Accordingly, to conform to Donnelley's historical financial statements, SPA's priority distribution expense of $17,703 for the year ended December 31, 2002 has been reclassified to partnership and joint venture income.

(2) These adjustments eliminate all revenue and expense amounts from transactions between SPA and Donnelley as these transactions would have been intercompany transactions.

(3) This adjustment represents additional operating expense from the fair value adjustment to costs incurred on unpublished directories (see note 4(d) to the pro forma balance sheet). The fair market value adjustment of $8,300 will be recognized under the deferral and amortization method when the related directories publish.

(4) This adjustment reflects additional depreciation and amortization expense from the amortization of acquired identifiable intangible assets over their estimated useful lives. See note 4 to the pro forma balance sheet for a description of identifiable intangible assets. The Directory Services Agreements and acquired trade names are being amortized on a straight-line basis over 50 years and 30 years, respectively. The local customer relationships and national customer relationships are being amortized under an accelerated method that recognizes the value derived from customer relationships is greater in the earlier years and steadily declines over time.

       Under FAS 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized. However, the carrying value is subject to annual impairment testing.

       The final allocation of the purchase price will be determined based on Donnelley's completion of a comprehensive analysis and evaluation of the fair value of assets acquired and liabilities assumed. The results of this comprehensive analysis and evaluation may result in materially different fair values assigned to the assets acquired and liabilities assumed, including identifiable intangible assets and their respective useful lives.

(5) The pro forma interest expense adjustment for the year ended December 31, 2002 was as follows:

Interest expense on borrowings..................     $   168,712
Amortization of deferred financing costs........           9,893
                                                     -----------
Total interest expense..........................         178,605
Eliminate historical interest on existing debt..         (33,829)
                                                     -----------
Net interest expense adjustment.................     $   144,776
                                                     ===========

       Deferred financing costs related to these borrowings are amortized over the term of the associated arrangement. The pro forma statements reflect the actual results of the tender offer and exit consent solicitation and repayment of existing indebtedness at January 1, 2002. Accordingly, historical interest expense has been eliminated in the pro forma statements.

       Assuming a 1/8% increase in the interest rate associated with the variable portion of the debt, pro forma net income would have been reduced by $1,042 for the year ended December 31, 2002.

       The new senior secured credit facility requires that, within a specified period after the closing of the SPA acquisition, Donnelley enter into hedge agreements to provide either a fixed interest rate or interest rate protection for a specified portion of the aggregate principal amount of the term loans. Donnelley is currently reviewing various hedging alternatives but has not yet executed any agreements. However, based on current negotiations, Donnelley estimates that the cost of these hedging arrangements will be approximately $5,000 to $6,000. This estimate of the potential impact on interest expense from the hedge agreements has not been included in the pro forma statements.

(6) Represents the income tax effect of the pro forma adjustments, using a statutory tax rate of 40%.

(7) Represents the dividend on the Preferred Stock. The pro forma Preferred Stock dividend for the year ended December 31, 2002 was $78,860. This was comprised of the stated 8% dividend of $16,486 and a deemed dividend of $62,374 related to a beneficial conversion feature from the issuance of Preferred Stock (of which $24,158 was reflected in Donnelley's historical financial statements). The pro forma amount of the BCF is recognized as a deemed dividend in 2002 as the Preferred Stock was convertible into common stock immediately after issuance. See footnote 6 to the pro forma balance sheet as of December 31, 2002.

(8) The Preferred Stock is entitled to participate in any dividends declared to common stockholders and would receive the same dividend per share as the common stockholders on an as-converted basis. Due to this participation feature, earnings per share, or EPS, are computed under the two-class method. The two-class method is an earnings allocation formula that calculates basic EPS for common stockholders and preferred stockholders on an as-converted basis.

       The calculation of pro forma basic EPS for common stockholders under the two-class method for the year ended December 31, 2002 is shown below. Basic EPS for preferred stockholders are not required to be disclosed.

Net income available to common stockholders..................        $ 24,316
Amount allocable to common shares (1)........................              77%
Rights to undistributed earnings.............................          18,723
Weighted average common shares outstanding...................          29,643
Basic EPS....................................................        $   0.63

(1) The amount of shares allocable to common shares is based on weighted average common shares outstanding of 29,643 and the weighted average equivalent common shares of 8,659 assuming the Preferred Stock was converted as follows: 29,643 / (29,643 + 8,659)

       For the year ended December 31, 2002, the calculation of pro forma diluted EPS is anti-dilutive; therefore, diluted EPS equals basic EPS.

                  (c)      Exhibits.

Exhibit
Number   Description
-----    -----------
2.1      Stock Purchase Agreement, dated as of September 21, 2002, by and among
         R.H. Donnelley Corporation, Sprint Corporation and Centel Directories
         LLC (incorporated by reference to Exhibit 2.1 to the Form 8-K of the
         Company, filed on October 1, 2002, Commission File No. 1-07155). The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

2.2 Supplemental Agreement, dated as of December 31, 2002, by and among R.H. Donnelley Corporation, Sprint Corporation and Centel Directories
         LLC (incorporated by reference to Exhibit 2.2 to the Form 8-K of the Company, filed on January 15, 2003, Commission File No. 1-07155). The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R.H. DONNELLEY CORPORATION

By:      /S/ ROBERT J. BUSH
         ------------------
           Name: Robert J. Bush
           Title: Vice President and General Counsel

Date:  March 19 2003

R.H. DONNELLEY INC.

By:      /S/ ROBERT J. BUSH
         ------------------
           Name: Robert J. Bush
           Title: Vice President and General Counsel

Date: March 19, 2003

                                  EXHIBIT INDEX

Exhibit
Number   Description
------   -----------
2.1      Stock Purchase Agreement, dated as of September 21, 2002, by and among
         R.H. Donnelley Corporation, Sprint Corporation and Centel Directories
         LLC (incorporated by reference to Exhibit 2.1 to the Form 8-K of the
         Company, filed on October 1, 2002, Commission File No. 1-07155). The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.

2.2 Supplemental Agreement, dated as of December 31, 2002, by and among R.H. Donnelley Corporation, Sprint Corporation and Centel Directories
         LLC (incorporated by reference to Exhibit 2.2 to the Form 8-K of the Company, filed on January 15, 2003, Commission File No. 1-07155). The registrant agrees to furnish supplementally a copy of any omitted schedules to the Commission upon request.